Exhibit 99.1

THE HOUSTON EXPLORATION COMPANY
Press Release

For Immediate Release

Houston Exploration Prices Common Stock Offering

Houston, Texas — May 26, 2004 — The Houston Exploration Company (NYSE:THX) announced today its public offering of 6,200,000 shares of common stock at a price of $48.00 per share. In addition, Houston Exploration has granted the underwriters an option to purchase up to an additional 930,000 shares at the public offering price to cover any over-allotments. Lehman Brothers Inc. and Goldman, Sachs & Co. are joint book-running managers for the underwriters of the offering. All shares are being offered by Houston Exploration under its shelf registration statement filed with the Securities and Exchange Commission in March 2004.

Houston Exploration intends to enter in a Distribution Agreement with KeySpan Corporation (NYSE:KSE) pursuant to which Houston Exploration will redeem and cancel 10,800,000 shares of its common stock owned by KeySpan, in exchange for all of the stock of Seneca-Upshur Petroleum, Inc., a wholly-owned subsidiary of Houston Exploration. The share price value that KeySpan will receive for its 10,800,000 shares in the exchange transaction is equal to $41.57 per share. To fund cash in an amount calculated to equalize the value of the stock being exchanged, Houston Exploration is offering 6,200,000 shares of its common stock and will borrow an additional $107 million under its revolving bank credit facility.

At the closing of the offering, Houston Exploration intends to contribute substantially all of the net proceeds of the offering, $107 million in cash borrowed under its revolving bank credit facility, and all of its Appalachian Basin assets and related liabilities (which the parties have agreed are worth $60 million) to Seneca-Upshur. Houston Exploration will then convey to KeySpan all of the shares of Seneca-Upshur, in exchange for 10,800,000 shares of its common stock held by KeySpan, which will be cancelled by Houston Exploration.

The underwriters have been granted an option by Houston Exploration to purchase an additional 930,000 shares to cover over-allotments. The first 310,000 shares of the underwriters’ over-allotment option must be exercised before closing of the offering. The option on the remaining 620,000 shares may be exercised at any time within 30 days. If the over-allotment option is exercised in full, Houston Exploration will receive an additional $42.9 million of net proceeds. If any portion of the option is exercised prior to the closing of the offering, Houston Exploration will contribute a portion of the net proceeds from such exercise to Seneca-Upshur, and additional Houston Exploration shares will be redeemed from KeySpan in the exchange limited to a maximum of 310,000 additional redeemed shares. The remainder of the net proceeds from the exercise of the over-allotment option will be used to reduce borrowings under its revolving bank credit facility, including borrowings made in connection with the exchange.

The net effect of the offering and the exchange is the redemption and cancellation of 4,600,000 shares of Houston Exploration’s common stock, the disposition of its Appalachian Basin assets, which represented approximately 3 percent of its production as of March 31, 2004, and a $107 million increase in outstanding indebtedness. Upon completion of the offering and the exchange, KeySpan’s ownership of Houston Exploration’s outstanding common stock would decrease from approximately 54.5 percent to approximately 24.1 percent. This does not include the effects of any exercise of the over-allotment option.

A registration statement related to the public offering has been filed with and declared effective by the Securities and Exchange Commission, and a prospectus supplement related to the public offering has been filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement relating to the offering may be obtained from the offices of Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, or Goldman, Sachs & Co., c/o Prospectus Department, 85 Broad Street, New York, New York 10004.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

The Houston Exploration Company is an independent natural gas and crude oil producer engaged in the development, exploitation, exploration and acquisition of natural gas and crude oil properties. The company’s operations are focused in South Texas, the Rocky Mountains, the Arkoma Basin, and offshore in the shallow waters of the Gulf of Mexico. Additional production is located in East Texas.

KeySpan Corporation, a member of the Standard & Poor’s 500 Index, is the largest distributor of natural gas in the Northeast with 2.5 million customers, operating regulated natural gas utilities in New York, Massachusetts and New Hampshire under the KeySpan Energy Delivery service company.

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Contacts:	The Houston Exploration Company Melissa Reynolds 713-830-6887 mreynolds@houstonexp.com

KeySpan Corporation George Laskaris 718-403-2526 glaskaris@keyspanenergy.com

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act. All statements other than statements of historical fact included in this news release are forward looking statements and reflect our current expectations and are based on current available information. The expected consummation of the transaction, the expected benefits of the transaction, the expected tax and accounting treatment of the transaction and all other future statements constitute forward looking statements. The words “expect,” “will,” and similar expressions are intended to identify forward-looking statements. The expectations in this news release regarding the consummation and subsequent results of any transaction rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from those anticipated as of the date of this news release. While we believe the assumptions concerning future events are reasonable, there are inherent difficulties in predicting certain important factors that could impact future performance. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things, price volatility, the risk of future writedowns, the inability to find and develop reserves, the inaccuracy of assumptions on which reserve estimates are based, the inability to meet substantial capital requirements, the constraints imposed by current or future indebtedness, failure of the exchange to qualify as a tax-free exchange transaction, costs and other difficulties related to the transaction, failure to satisfy conditions precedent to the transaction, including the common stock offering, reserve replacement risks, drilling risks, and other factors inherent in the exploration for and production of natural gas and crude oil. These factors, when applicable, are discussed in our filings with the Securities and Exchange Commission, copies of which are available to the public. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.